Exhibit 99.1

ZIOPHARM Reports Second-Quarter 2015 Financial Results and Recent Activities

BOSTON, MA – August 10, 2015 – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP) today announced financial results for the second quarter ended June 30, 2015, and provided an update on the company’s recent activities.

“ZIOPHARM continues to make important headway, both in the lab and clinic, in the development of our novel gene and adoptive cell therapy programs and technologies,” said Laurence Cooper, M.D., Ph.D., Chief Executive Officer of ZIOPHARM. “This includes advancement of several chimeric antigen receptor (CAR) and T-cell receptor (TCR) candidates toward the clinic, evolution of the Sleeping Beauty non-viral gene transfer platform, integration of RheoSwitch® technology into various adoptive cell therapies and clinical strategies for controlled delivery of IL-12 using adenovirus. Working with Intrexon and our other partners, we look forward to advancing these cancer immunotherapies, and to presenting early data from across these platforms prior to the end of this year.”

Recent Highlights

Ad-RTS-hIL-12

Ad-RTS-hIL-12 is a gene therapy candidate for the controlled expression of IL-12, a critical protein for stimulating an anti-cancer T cell immune response, using the RheoSwitch Therapeutic System® (RTS®) gene switch. In April 2015, ZIOPHARM announced the initiation of a Phase 1b/2 study of Ad-RTS-hIL-12 and veledimex following standard chemotherapy for the treatment of patients with locally advanced or metastatic breast cancer. In May 2015, the Company announced the initiation of a multi-center Phase 1 study of Ad-RTS-hIL-12 and veledimex in patients with recurrent or progressive glioblastoma multiforme, a form of brain cancer.

Both gene therapy trials, which are being conducted at leading centers across the U.S., are currently open and accruing patients. The Company expects that early results from each study will be presented at scientific meetings prior to year end.

ZIOPHARM also announced in July that the U.S. Food and Drug Administration granted Orphan Drug Designation for Ad-RTS-hIL-12 and veledimex in the treatment of patients with malignant glioma. The FDA’s Office of Orphan Products grants orphan drug status to support development of medicines for underserved patient populations or rare disorders affecting fewer than 200,000 people in the U.S. Orphan Drug Designation provides eligibility for a seven-year period of market exclusivity in the United States after product approval, an accelerated review process, accelerated approval where appropriate, grant funding, tax benefits and an exemption from user fees.

Adoptive Cell Therapies

In March 2015, ZIOPHARM and its partner Intrexon (NYSE:XON) announced a global collaboration focused exclusively on novel chimeric antigen receptor T-cell (CAR-T) products with the biopharmaceutical business of Merck KGaA, Darmstadt, Germany. Under terms of the agreement, Intrexon will share the economic provisions of the collaboration, including an upfront payment, milestones and royalties, equally with ZIOPHARM. On July 31, 2015, ZIOPHARM received $57.5 million from Intrexon related to the upfront payment.

The collaboration’s first two CAR-T targets of interest were recently selected, and Intrexon and ZIOPHARM have initiated research and development efforts on these programs. The specific targets were not disclosed. Under the terms of the agreement, ZIOPHARM and Intrexon will also independently conduct research and development on other CAR-T candidates, with the biopharmaceutical business of Merck KGaA, Darmstadt, Germany, having the opportunity to opt-in during clinical development.

ZIOPHARM’s other oncology programs, including those related to TCR and natural killer (NK) cells, continue to advance independently under its Exclusive Channel Collaboration (ECC) with Intrexon.

ZIOPHARM expects that results from its adoptive cell therapy programs, including data highlighting the advancement of the Sleeping Beauty non-viral gene transfer technology, will be presented at medical and scientific meetings prior to year end.

Corporate

In May 2015, ZIOPHARM announced the appointment of Dr. Cooper to the role of Chief Executive Officer. Dr. Cooper brings extensive experience in pioneering the development of adoptive cellular therapies in the field of oncology and translating immunology into clinical practice. Dr. Cooper joined ZIOPHARM from the University of Texas MD Anderson Cancer Center, where his appointments included tenured professor Pediatrics and Immunology; Section Chief Cell Therapy, Children’s Cancer Hospital; and Associate Director, Center for Cancer Immunology Research. Dr. Cooper is now a Visiting Scientist at MD Anderson.

In June 2015, the Company announced that Caesar J. Belbel, Executive Vice President, Chief Legal Officer and Secretary, had been appointed to the added role of Chief Operating Officer. Mr. Belbel joined ZIOPHRARM Oncology in September 2011 as Executive Vice President and Chief Legal Officer. Mr. Belbel has over 25 years of experience in senior operational and corporate roles, with expertise in corporate strategy and management, mergers, acquisitions, divestitures and public and private financings.

Second-Quarter 2015 Financial Results

•	Net loss for the second quarter of 2015 was $14.2 million, or $(0.11) per share, compared to a net loss of $5.6 million, or $(0.06) per share, for the second quarter of 2014. Included in the loss for the second quarter of 2014 was non-cash income of $5.6 million, or $(0.06) per share for the change in fair value of warrants.

•	Research and development expenses were $7.4 million for the second quarter of 2015 compared to $8.3 million for the second quarter of 2014. The decrease of $0.9 million in research and development expenses is primarily attributable to reduced employee related and clinical study costs.

•	General and administrative expenses were $7.0 million for the second quarter of 2015 compared to $3.0 million for the second quarter of 2014. The increase of $4.0 million in general and administrative expenses is primarily attributable to non-cash equity compensation and other employee related expenses.

•	The Company ended the quarter with cash and cash equivalents of approximately $118.6 million. In addition, on July 31, 2015, the Company received $57.5 million from Intrexon related to the Merck Serono agreement. Given current development plans, the Company anticipates that current cash resources, including the recent cash payment received from Intrexon pursuant to the Merck Serono collaboration, will be sufficient to fund our planned operations into the first quarter of 2018.

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a Boston, Massachusetts-based biotechnology company employing novel gene expression, control and cell technologies to deliver safe, effective and scalable cell-based therapies for the treatment of cancer. The Company’s synthetic immuno-oncology programs, in collaboration with Intrexon Corporation (NYSE: XON) and the MD Anderson Cancer Center, include chimeric antigen receptor T cell (CAR-T) and other adoptive cell based approaches that use non-viral gene transfer methods for broad scalability. The Company is advancing programs in multiple stages of development together with Intrexon Corporation’s RheoSwitch Therapeutic System® technology, a switch to turn on and off, and precisely modulate, gene expression in order to improve therapeutic index. The Company’s pipeline includes a number of cell-based therapeutics in both clinical and preclinical testing which are focused on hematologic and solid tumor malignancies.

Forward-Looking Safe-Harbor Statement:

This press release contains certain forward-looking information about ZIOPHARM Oncology, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” and “believes.” These statements include, but are not limited to, statements regarding the progress, timing and results of preclinical and clinical trials involving the Company’s drug candidates, and the progress of the Company’s research and development programs. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to: whether chimeric antigen receptor T cell (CAR T) approaches, Ad-RTS-IL-12, TCR and NK cell-based therapies, or any of our other therapeutic candidates will advance further in the pre-clinical or clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether chimeric antigen receptor T cell (CAR T) approaches, Ad-RTS-IL-12, TCR and NK cell-based therapies, and our other therapeutic products will be successfully marketed if approved; the strength and enforceability of our intellectual property rights; competition from other pharmaceutical and biotechnology companies; and the other risk factors contained in our periodic and interim SEC reports filed from time to time with the Securities and Exchange Commission, including but not limited to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and our Quarterly Reports on Form 10Q for the quarters ended March 31, 2015 and June 30, 2015. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Trademarks

RheoSwitch Therapeutic System® (RTS®) technology is a registered trademark of Intrexon Corporation.

ZIOPHARM Oncology, Inc.

Condensed Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended June 30,
	2015	2014

Revenue	$272	$200

Operating expenses:
Research and development	7,424	8,346
General and administrative	7,073	3,031

Total operating expenses	14,497	11,377

Loss from operations	(14,225)	(11,177)

Other income (expense), net	14	1
Change in fair value of warrants	—	5,600

Net loss	$(14,211)	$(5,576)

Basic and diluted net loss per share	$(0.11)	$(0.06)

Weighted average common shares outstanding used to compute basic and diluted net loss per share	128,413,417	100,422,564

ZIOPHARM Oncology, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2015	December 31, 2014

Cash and cash equivalents	118,550	42,803
Working capital	109,970	33,261
Total assets	124,038	45,237
Total stockholders’ equity	110,441	33,841

Contact:

David Pitts or Eliza Schleifstein

Argot Partners

212-600-1902

david@argotpartners.com

eliza@argotpartners.com